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                                                              Exhibit 10ll(ii)
                                                              ----------------


          AMENDMENTS TO PACIFIC TELESIS GROUP EXECUTIVE DEFERRAL PLAN


RESOLVED that the provisions of the Pacific Telesis Group Executive Deferral Plan (the "Plan") are hereby revised as follows:

     1. Effective January 1, 1994, the Compensation and Personnel Committee of the Board of Directors of this corporation shall have discretionary authority to postpone payment of Plan benefits with respect to deferral made under deferral elections filed after February 17, 1993 to an executive (a) who in the year Plan benefits would otherwise be payable under the Plan to him or her, is a "covered employee" for purposes of the $1 million limitation on deductible compensation under Section 162(m) of the Internal Revenue Code, and (b) whose compensation for the year in which Plan benefits would otherwise be payable would, but for such postponement, exceed the $1 million limit on deductibility.

     2. Effective November 15, 1993, an eligible employee may elect to defer all or a portion of any bonus, special award, or any other similar form of compensation he or she receives from a participating company;

and be it

     FURTHER RESOLVED that the Executive Vice President - Human Resources of this corporation is authorized and directed, subject to the requirements and limitations of any applicable law, to make such changes to the plan document and to do or cause to be done any and all other acts and things, and to execute and deliver any and all other documents, that he deems necessary or appropriate to carry out the purposes of the preceding resolution.





Board of Directors
Pacific Telesis Group
November 19, 1993






















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